EXHIBIT 99.3


                    INTERIM ANNOUNCES CLOSING OF MICHAEL PAGE
                       ACQUISITION AND EXPANSION PLANS FOR
                               SPAIN AND THE U.S.


     Ft. Lauderdale, Fla., April 21, 1997--Interim Services Inc. (NYSE: IS) today announced a successful conclusion of its tender offer for the stock of Michael Page Group PLC.

     Interim also announced that Michael Page has expanded in Spain, with an office in Madrid, and will embark on expansion in the United States, with an office in New York City scheduled for October 1997.

     Spain and the United States are new markets for Michael Page, an international recruiting and staffing company based in the United Kingdom and soon to operate as a wholly-owned subsidiary of Interim. Michael Page will introduce its accounting, banking, financial and other recruitment and staffing services in these markets. These locations will continue to build Michael Page's presence in financial capitals across the globe and enhance its ability to recruit and place the world's top talent across continents -- from London to Hong Kong and from Sydney to New York.

     According to Interim President and CEO Ray Marcy, "We are delighted to have the entire Michael Page organization onboard and excited to realize the synergistic opportunities for expansion that exist for both Michael Page and Interim service offerings. In addition to Madrid and New York, we anticipate continued Michael Page expansion opportunities in 1997 and 1998 in key U.S. banking and financial markets, such as San Francisco and Los Angeles.

     "Michael Page's strong reputation and infrastructure throughout the world will also accelerate acquisition opportunities for Interim in Europe and the Pacific Rim. Our goal is to implement worldwide the successful model we've established in North America, where we serve as a human resource solution for clients by providing the most comprehensive range of value-added services. This includes traditional flexible staffing, recruitment, search, consulting and outplacement for a broad range of specialty skills."

     Michael Page Chief Executive Terry Benson commented, "We are excited to bring our recruitment expertise to the financial community of Spain. Madrid is an important market for us, and we believe our entry there is particularly timely. Partly due to deregulation, the Spanish staffing industry is experiencing growth rates in excess of 30%.

     "The next step of our expansion plan is equally exciting. New York is the largest financial market in the world, and our presence there will close a key circuit in our worldwide network of accounting, banking and financial skills."

     The entry of Michael Page into the U.S., initially through New York, will be aided by the relationships both companies have with multinational clients based there. These include some of the largest banking and finance organizations in the world such as J.P. Morgan, Goldman Sachs, Bankers Trust and Chase Manhattan.
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     Benson added, "We are a market leader in each of the countries we operate in today. Now as part of Interim, we look forward to working toward leadership positions in Spain and the United States."

     Interim advised the London Stock Exchange on April 18th that it had purchased or received and accepted tenders for 92% of the outstanding shares of Michael Page and that it had declared its offer unconditional. Interim expects to acquire the remaining 8% of shares outstanding by June 30th. In addition, Interim management anticipates that Michael Page will achieve the financial results expected by Interim for the current fiscal year.

     Interim, based in Ft. Lauderdale, Fla., is a $1.8 billion staffing industry leader with approximately 1,000 offices in the United States, Canada and Europe. Its Commercial Division, which makes up 80% of company revenues, provides staffing and consulting services in accounting, legal, technology, human resources, search and outplacement; as well as clerical, administrative and light industrial. Its HealthCare Division, which comprises 20% of revenues, offers nurses, physicians, therapists and home health aides.

     Michael Page is a premier international recruiting and staffing company, which specializes in accounting, finance, technology, sales and marketing. Michael Page's 40 offices span the United Kingdom, France, The Netherlands, Germany, Australia, Hong Kong, Singapore and Spain. Its business is split 50% flexible staffing and 50% full-time placement. The company had 1996 revenues of $220 million, with pre-tax income of $48 million.

     This press release contains certain forward-looking statements regarding the company's financial prospects which involve risks and uncertainties. The company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under the "Risk Factors" and elsewhere in the company's Registration Statement on Form S-3 dated October 17, 1996, and as discussed in the company's reports on Forms 10-K , 10-Q and 8-K made under the Securities and Exchange Act of 1934. In addition, changes in market, business or economic conditions, or significant acquisitions or other transactions could create material differences in the results anticipated in these forward looking statements.

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